https://xchain.io/address/1Dgt7Zfm9fvexijF9Fq1NhST1py6AC4mGa

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Address Information

Address	BTC Balance	Total Estimated Value
1Dgt7Zfm9fvexijF9Fq1NhST1py6AC4mGa	0.00204848 ($8.91)	8,196,968.00000000 XCP ($101,025,171.51)

Address Reputation Feedback

Current Rating	Last 30 Days	6 months ago	1 Year ago
NA	NA	NA	NA

Balances (2) | Bets (0) | Broadcasts (0) | Burns (0) | Dividends (0) | Issuances (0) | Orders (3) | Sends (29) | Unconfirmed (0)

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#	Asset	Amount	Percentage of Supply	Estimated Value	
1	STBV	466,998,000.00000000	93.39960000%	7,471,968.00000000 XCP ($92,089,764.01)	view
2	TROPTIONS	50,000,000.00000000	0.05421012%	725,000.00000000 XCP ($8,935,407.50)	view

Exhibit 2a.pdf SECURITIES AND ....docx SECURITIES AND ....docx Show all

8:56 PM 8/16/2017